SIXTH MODIFICATION TO
LOAN AND SECURITY AGREEMENT

This Sixth Modification to Loan and Security Agreement (the "Modification") is entered into as of January 23, 2015, by and between COMERICA BANK ("Bank") and NEUROMETRIX, INC., a Delaware corporation ("Borrower").

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 5, 2010 (as amended from time to time, including, without limitation, by that certain First Modification to Loan and Security Agreement dated as of March 1, 2011, that certain Second Modification to Loan and Security Agreement, dated as of February 15, 2012, that certain Third Modification to Loan and Security Agreement, dated as of April 19, 2012, that certain Fourth Modification to Loan and Security Agreement, dated as of January 28, 2013, and that certain Fifth Modification to Loan and Security Agreement dated as of January 31, 2014, collectively, the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Modification.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I. **Incorporation by Reference**. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II. **Modification to the Agreement**. Subject to the satisfaction of the conditions precedent as set forth in Article V hereof, the Agreement is hereby modified as set forth below.

A. The following defined terms in Exhibit A of the Agreement are hereby amended and restated in their entirety to read as follows:

"Bank Expenses" mean all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys' fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

"Revolving Maturity Date" means January 15, 2016.

B. Section 8.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

"8.7 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower to pay an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater shall be rendered against Borrower and the same shall not have been vacated or stayed within fifteen (15) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower for the payment by Borrower of an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater or that could reasonably be expected to have a Material Adverse Effect."

C. Section 13.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

"13.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank's accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information."

D. The contact information set forth in Section 10 of the Agreement is hereby amended and restated in its entirety to read as follows:

"If to Borrower:	NeuroMetrix, Inc. 62 4th Avenue Waltham, MA 02451 Attn: Thomas Higgins, CFO Fax: (781) 663-2992
With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: Megan N. Gates, Esquire FAX: (617) 542-2241
If to Bank:	Comerica Bank M/C 7578 39200 Six Mile Rd. Livonia, MI 48152 Attn: National Documentation Services
With a copy to:	Comerica Bank M/C 5201 100 Federal Street, 28th Floor Boston, MA 02110 Attn: Jason Pan, Vice President FAX: (617) 757-6310"

E. The Prime Referenced Rate Addendum to Loan and Security Agreement to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Prime Referenced Rate Addendum to Loan and Security Agreement.

III. **Waiver**. Bank and Borrower hereby acknowledge and agree that the Revolving Maturity Date of the Agreement was January 15, 2015, upon which date all Advances were due and payable (the "Loan Payment Event"). Bank hereby waives the Loan Payment Event, in this instance only, provided, however, that such waiver does not constitute a waiver, amendment, or forbearance of Borrower's obligation to pay the Advances under the Agreement on the Revolving Maturity Date, as amended by this Modification.

Furthermore, Bank does not waive any other failure by Borrower to perform any of its obligations under the Agreement or any other Loan Document. This waiver is not a continuing waiver with respect to any failure by Borrower to perform any obligation under the Agreement or the other Loan Documents after the date of this Modification, and Bank does not waive any obligations Borrower may have under the Agreement (as amended by this Modification) or the other Loan Documents after the date of this Modification, in each case including, without limitation, Borrower's obligation to repay the Advances under the Agreement on the Revolving Maturity Date, as amended by this Modification.

IV. **Legal Effect.** The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Agreement. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Modification, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Nothing in this Modification shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. Bank's agreement to modifications to the existing Agreement pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Agreement. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification requests. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

V. **Conditions Precedent.** Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Modification is conditioned upon receipt by Bank of:

A. This Modification, duly executed by Borrower;
B. A corporate resolution and incumbency certification of Borrower;
C. An Amended and Restated Prime Referenced Rate Addendum, duly executed by Borrower;
D. A legal fee from Borrower in the amount of $500;
E. A loan amendment fee from Borrower in the amount of $2,500; and
E. Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Modification as of the first date above written.

NEUROMETRIX, INC.

By: ______________________
Name: Thomas Higgins
Title: Chief Financial Officer

COMERICA BANK

By: ______________________
Name: Jason Pan
Title: Vice President

Amended & Restated Prime Referenced Rate Addendum To Loan and Security Agreement

This Amended and Restated Prime Referenced Rate Addendum to Loan and Security Agreement (this "Addendum") is entered into as of January 23, 2015, by and between Comerica Bank ("Bank") and NeuroMetrix, Inc. ("Borrower"). This Addendum amends and restates in its entirety that certain Prime Referenced Rate Addendum to Loan and Security Agreement dated March 5, 2010 between Bank and Borrower and supplements the terms of the Loan and Security Agreement dated March 5, 2010 (as the same may be amended, modified, supplemented, extended or restated from time to time, the "Agreement").

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. "Applicable Margin" means one half of one percent (0.50%) per annum.

b. "Business Day" means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. "Change in Law" means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

d. "Daily Adjusting LIBOR Rate" means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the "Daily Adjusting LIBOR Rate" for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the "Daily Adjusting LIBOR Rate" for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or

includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e. "Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f. "LIBOR Lending Office" means Bank's office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g. "Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h. "Prime Referenced Rate" means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank's Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank's right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank's sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank's principal executive office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of

any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK	NEUROMETRIX, INC.
By: ______________________	By: ______________________
Name: Jason Pan	Name: Thomas Higgins
Title: Vice President	Title: Chief Financial Officer